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                                                                      EXHIBIT 10



                             SHAREHOLDERS AGREEMENT


                  This Shareholders Agreement dated as of March 31, 1998 between Browning-Ferris Industries, Inc., a corporation formed under the laws of the State of Delaware, U.S.A. ("Blue") and Suez Lyonnaise des Eaux S.A., a societe anonyme formed under the laws of France ("Lion"), relating to SITA S.A., a societe anonyme formed under the laws of France ("Solid").

                  WHEREAS, Blue, BFI International, Inc. ("Blue International"), Lion and Solid are parties to a Transaction Agreement dated February 16, 1998 (the "Transaction Agreement") providing, inter alia, (i) for the sale and exchange on the Share Closing Date (as defined therein) of certain stock held directly and indirectly by Blue, as set forth in the Transaction Agreement, for the consideration specified therein, and (ii) the undertaking by Solid of a capital increase through an equity offering (the "Equity Offering") to its existing shareholders on the terms specified in the Transaction Agreement;

                  WHEREAS, the parties anticipate that following the consummation of the transactions contemplated in the Transaction Agreement, including the Equity Offering, Lion will own 51.5% of the outstanding capital stock of Solid and Blue will own 19.2% of the outstanding capital stock of Solid; and

                  WHEREAS, Blue and Lion have agreed that they will participate in the ownership of Solid, attend to its management and have such other relationships with each other and with respect to Solid in accordance with, and in the manner, contemplated hereby.

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, Blue and Lion agree as follows:

         1.       DEFINITIONS.  For purposes of this Shareholders Agreement:

                  (a) "Affiliate" means with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by or is under common control with such Person.

                  (b) "Arbitration Rules" shall have the meaning specified in
Section 4(b).

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                  (c) "Blue" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (d) "Blue Nominees" shall have the meaning specified in
Section 2(a).

                  (e) "Board" means the conseil d'administration of Solid.

                  (f) "Change in Control" shall have the meaning specified in
Section 3(e).

                  (g) "Consultation Period" shall have the meaning specified in
Section 2(c).

                  (h) "Discussion Matter" shall have the meaning specified in
Section 2 (d).

                  (i) "Equity Offering" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (j) "Lion" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (k) "Lock-Up Period" shall have the meaning specified in
Section 3(b).

                  (l) "Market Value" per Solid Share for purposes of this Shareholders Agreement means the average of the closing price for the shares of Solid on the 20 trading days on the Bourse de Paris ending on the trading day immediately preceding the date on which such Market Value is being determined, provided, however, if less than 20% of the outstanding Solid Shares are held by Persons other than Blue and Lion and other than Persons who hold in excess of 5% of the Solid Shares (other than investment funds, mutual funds and institutional investors), Market Value shall be determined in accordance with Section 6.

                  (m) "Minimum Number" shall have the meaning specified in
Section 2(a).

                  (n) "Other Matter" shall have the meaning specified in Section 2(d).


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                  (o) "Person" (i) means any natural person, corporation,
company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization organized or existing under any law and (ii) shall, for purposes of the definition of "Change in Control" in
Section 3(e) only, also mean, as a single Person, any group or syndicate of Persons, as defined by clause (i) hereof, acting in concert for the purpose of acquiring, holding or disposing of securities of any other Person, as defined in such clause (i).

                  (p) "Principals" means Blue and Lion and their respective successors and assigns.

                  (q) "Prohibited Transferee" shall have the meaning specified in Section 3(b).

                  (r) "Share Closing Date" shall have the meaning specified in
Section 2.3(b)(i) of the Transaction Agreement.

                  (s) "Significant Matter" shall have the meaning specified in
Section 2(d).

                  (t) "Solid" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (u) "Solid Shares" means the ordinary shares, FF 50 par value, of Solid.

                  (v) "Statuts" means the Statuts of Solid as in effect from time to time.

                  (w) "Strategic Committee" means the committee of the Board referred to in Section 2(c).

                  (x) "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person, are held by the Person or one or more of its Subsidiaries.



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                  (y) "Transaction Agreement" shall have the meaning specified in the preamble of this Shareholders Agreement.

                  (z) "Transfer" shall have the meaning specified in Section
3(b).

                  (aa) "Wholly-Owned Subsidiary" means, with respect to a Person, a Subsidiary of such Person all of the capital stock of which (other than directors' qualifying shares) is owned by such Person.

         2.       MANAGEMENT OF SOLID.

                  (a) For so long as Blue holds 10% or more of the outstanding Solid Shares (but subject to Section 2(h) below), Blue shall be entitled to designate from time to time a number of Board members (the "Blue Nominees") equal to the greater of (i) two and (ii) the largest whole number (the "Minimum Number") that does not exceed 20% of the total number of Board members. In the event that any of such Blue Nominees shall cease to serve as a director for any reason, Lion and Blue agree, in their capacity as shareholders of Solid, to cause the vacancy resulting thereby, subject to the terms of this Shareholders Agreement, with a person designated by Blue (and such person shall be a "Blue Nominee" for purposes hereof). Notwithstanding the foregoing, Lion shall not have any obligation to support the nomination, recommendation or election of any Blue Nominee pursuant to this Section 2(a) if Blue has acquired any Solid Shares in violation of the terms of this Shareholders Agreement or otherwise materially breached its obligations hereunder. The Principals agree that, during the term of this Shareholders Agreement, they will vote their respective Solid Shares at any meeting of shareholders of Solid at which directors are to be elected for the number of Blue Nominees, if any, necessary so that following such election of directors not fewer than the Minimum Number of Blue Nominees are serving on the Board.

                  (b) Upon the termination of this Shareholders Agreement or in the event of a breach of the terms hereof by Blue at any time, Blue shall have no further rights under this Section 2 and shall cause all Blue Nominees on the Board to resign promptly from the Board and any committees thereof. In addition, if at any time Blue directly or indirectly owns Solid Shares representing less than 10% of the outstanding Solid Shares, Blue shall cause to resign promptly from the Board that number of Blue Nominees as shall exceed the number of directors that Blue would then be entitled to designate pursuant to Section 2(a)
(i) or Section 2(a) (ii), as the case may be, provided, however, that if Blue is entitled to acquire additional Solid Shares pursuant to Section 2(h), the Blue Nominees shall not be required to resign until the passage of the 30-day notice period under Section 2(h) or, if notice is given pursuant to Section 2(h), until the passage of the 180-day acquisition


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period under Section 2(h) in the event that following the passage of such period
Blue's ownership of Solid Shares remains less than 10%.

                  (c) The Principals agree that, at any time Blue is entitled to have Blue Nominees serve on the Board, all Significant Matters, Other Matters and Discussion Matters shall be submitted to the Board for the prior approval by the Board. The Principals further agree that the Board will establish a "Strategic Committee" of the Board made up of two members of the Board designated by Lion, one member of the Board designated by the Chief Executive Officer of Solid and, for so long as Blue owns at least 10% of the outstanding Solid Shares (but subject to Section 2(h)), one member of the Board who is a Blue Nominee. Any party may designate any individual to substitute for any of its representatives on the Strategic Committee at any meeting at which any such representative does not attend, provided, that any such substitute need not otherwise be a member of the Strategic committee.

                  The member of the Strategic Committee designated by the Chief Executive Officer of Solid will be the Chairman of the Strategic Committee and the member of the Strategic Committee designated by Blue will be the Vice-Chairman of the Strategic Committee.

                  Unless the Strategic Committee unanimously determines not to consider a Significant Matter, Other Matter or Discussion Matter, each Significant Matter, Other Matter and Discussion Matters must be approved by the Strategic Committee of the Board in accordance with the procedures set forth in this Section 2(c) prior to proposal to the Board for its consideration, provided, however, that if the Strategic Committee does not act on a Significant Matter, Other Matter or Discussion Matter within seven days of notice being given in accordance with this Section to consider any such Significant Matter, Other Matter or Discussion Matter, the Board shall be free to vote on any such issue without the prior vote of the Strategic Committee.

                  In the event that the Blue designee to the Strategic Committee has voted against adoption of a proposal with respect to a Significant Matter or an Other Matter that has been approved by a majority of the members present at a meeting of the Strategic Committee, then, prior to submission of such Significant Matter or Other Matter to the Board for approval, Blue and Lion shall consult in good faith for a period of 30 days (the "Consultation Period") in an effort to reach agreement on how to proceed with respect to such Significant Matter or Other Matter. Following such Consultation Period with respect to such Significant Matter or Other Matter, the Significant Matter or Other Matter shall be resubmitted to the Strategic Committee for consideration and, if approved by a majority of the members present at the meeting of the Strategic Committee, may then be submitted to


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the Board for consideration. The foregoing provisions shall not apply to
Discussion Matters.

                  Meetings of the Strategic Committee may be called at any time by the Board, the Chairman of the Strategic Committee or the Vice-Chairman of the Strategic Committee. Meetings of the Strategic Committee may be held at any time, in Paris or any other place as the Chairman of the Strategic Committee and the Vice-Chairman of the Strategic Committee shall mutually agree. Reasonable notice of meetings of the Strategic Committee (taking into account the urgency of the matter to be considered) shall be given by the person or persons calling the meeting. Members of the Strategic Committee may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting shall constitute presence in person at such meeting. At all meetings of the Strategic Committee a majority of the entire Strategic Committee shall constitute a quorum for the transaction of business, provided that at least one of the members present is a Blue designee. The vote of a majority of the members of the Strategic Committee present at a meeting at which a quorum is present shall be the act of the Strategic Committee. In case at any meeting of the Strategic Committee a quorum shall not be present, the members of the Strategic Committee present may adjourn the meeting from time to time until a quorum shall attend. Any action required or permitted to be taken at any meeting of the Strategic Committee may be taken without a meeting if all members of the Strategic Committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Strategic Committee.

                  The validity, authorization or enforceability of any contract, agreement or instrument entered into by Solid or any of its Subsidiaries shall not be affected by the operation of this Section 2.

                  (d) A "Significant Matter" shall mean any action, or failure to act, taking or having the effect of any of the following:

                           (i) Approval of the annual operating and capital budgets of Solid for any year;

                           (ii) Approval of the acquisition, regardless of the form thereof, by Solid or any Solid Subsidiary of the assets or securities of another Person for consideration greater than $50 million in value;



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                           (iii) Approval of the entry by Solid or any Solid
         Subsidiary into any joint venture, partnership, strategic alliance, merger or other business combination with another Person pursuant to which the value of the consideration paid or received by Solid (or the Solid Subsidiary) is greater than $50 million in value;

                           (iv) Approval of the sale or other divestiture of assets of Solid or a Solid Subsidiary either (i) having a book value at the time of sale or divestiture of greater than $50 million, (ii) for consideration greater than $50 million or (iii) for consideration less than the fair market value of the assets proposed to be sold or divested (as determined in the sole discretion of the Board) or for no consideration;

                           (v) A decision by the Board or the shareholders of Solid to issue or authorize the issue of equity securities of, or any other derivative security or financial instrument giving a right to an equity participation in, Solid, in any case in an amount in excess of $100 million or, in the case of a capital increase reserved to Lion or any Affiliate of Lion, in any amount in excess of $10 million, provided, however, that a proposed issuance of equity securities, or such derivative securities or financial instruments, in excess of $100 million shall be deemed not to be a Significant Matter if Blue is given the opportunity to subscribe for its pro rata share of such securities (based on its percentage ownership of Solid's capital) of such issuance;

                           (vi) Presenting resolutions to the shareholders to approve an amendment of Solid's Statuts; and

                           (vii) Approval of any agreement as to any transaction or series of related transactions between Solid (or any Subsidiary thereof) and Blue or any Subsidiary or Affiliate of Blue or between Solid (or any Subsidiary thereof) and Lion or any Subsidiary or Affiliate of Lion involving consideration or value which is greater than $10 million or the term of which exceeds one year or that is on terms which are less favorable to Solid (or any Subsidiary thereof) than could be obtained in arm's-length dealings with an independent third party (as determined in the sole discretion of the Board).

                  An "Other Matter" shall mean any determination by Solid to enter a new line of business, provided that (i) entering into a business related or incidental to Solid's existing business operations shall be deemed not to be entering into a new line of business and (ii) this provision shall not apply to a new line of business if the aggregate


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expenditure by Solid involved in entering into such new line of business is less than $50 million.

                  A "Discussion Matter" shall mean (i) a proposal by the management of Solid to expand its Waste Business into new countries or (ii) establishment of rates of return criteria for the operations of Solid.

                  (e) All meetings of the Board and of the Strategic Committee may be conducted in French. Blue Nominees shall be entitled to be accompanied at such meetings by a translator if they desire.

                  (f) Blue and Lion shall each be present, and shall cause any of their respective Affiliates that hold Solid Shares to be present, in person or by proxy, at all meetings of Solid shareholders. Blue and Lion agree that, for a period of 10 years, to the extent permitted by applicable law, they shall cast their votes at all meetings of shareholders in favor of the resolutions submitted by the Board. No vote by Blue at a shareholders meeting with respect to an item that constitutes a Significant Matter or Other Matter shall be deemed to constitute a waiver by Blue of its rights under Section 3(d) with respect to such Significant Matter or Other Matter. Lion and Blue shall vote its shares in favor of the other's nominees to the Board.

                  (g) In the event Lion materially breaches any significant obligation (i) to present Significant Matters or Other Matters to the Strategic Committee or the Board or (ii) to vote its Solid Shares in support of the Blue Nominees, each in accordance with the terms of this Section 2, Blue shall promptly give Lion written notice thereof and if Lion does not cure such breach within 30 days of such notice from Blue, Blue shall have the right at its option to put all, but not less than all, of its Solid Shares to Lion at 110% of the Market Value of such Solid Shares. The rights set forth in this subsection (g) shall be in addition to any remedy Blue may otherwise have.

                  (h) For purposes of Sections 2(a) and 2(c), Blue shall not be deemed to own 10% of the Solid Shares in the event that Blue has at any time Transferred Solid Shares such that, following such Transfer, Blue owns less than 10% of the Solid Shares (whether or not Blue thereafter acquires additional Solid Shares). In the event that, as a result of an issuance of additional Solid Shares or as a result of a stock split, reclassification or other recapitalization of Solid, Blue's ownership of Solid Shares decreases to below 10%, Blue shall notify Solid in writing within 30 days of such issuance, stock split, reclassification or recapitalization whether Blue intends to acquire additional Solid Shares to increase its ownership to 10% or more and, if so, Blue shall have a period of 180 days from the date of such issuance, stock split, reclassification or other


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recapitalization to acquire additional Solid Shares to increase its ownership of
Solid Shares to 10%. If Blue gives such notice and effects such acquisition during such 180 day period, Blue shall be deemed for purposes of Section 2(a) and 2(c) to have owned 10% at all times.

                  (i) At any time Blue is entitled under the provisions of this
Section 2 to have a Blue Nominee serve on the Board, Blue shall be entitled to have one Blue Nominee serve on the compensation committee of the Board.

         3.       TRANSFERS AND ACQUISITIONS OF SOLID SHARES.

                  (a) Transfers of Shares Between the Principals and their Subsidiaries. Notwithstanding any other provision of this Agreement, Solid Shares owned by Blue or a Subsidiary of Blue may be Transferred by Blue or such Subsidiary, as the case may be, to any Wholly-Owned Subsidiary of Blue or, in the case of Solid Shares issued to or owned or held by such Subsidiary, to Blue, provided that (i) written notice of such Transfer is given to Lion by Blue and
(ii) any Wholly-Owned Subsidiary of Blue to which any Solid Shares are to be Transferred agrees to be bound by all the terms and provisions of this Shareholders Agreement applicable to Blue.

                  Solid Shares owned by Lion or a Subsidiary of Lion may be Transferred by Lion or such Subsidiary, as the case may be, to any Subsidiary of Lion, or in the case of Solid Shares issued to or owned or held by such Subsidiary, to Lion, provided that (i) written notice of such Transfer is given to Blue by Lion and (ii) such transferee agrees to be bound by all the terms and provisions of this Shareholders Agreement applicable to Lion.

                  (b) Disposition of Shares. Other than as set forth in Sections 3(a), 3(d) and 3(e), except with the prior written consent of Lion (which may be granted or withheld in Lion's sole discretion) neither Blue nor any Subsidiary of Blue may sell or transfer (including by dividend, pledge or mortgage) or otherwise dispose of (collectively, "Transfer"), or permit any pledgee or mortgagee of Blue or any Subsidiary of Blue to Transfer, any Solid Shares (i) for a period of three years from the Closing Date (the "Lock-Up Period") or (ii) following the Lock-Up Period, except in accordance with the provisions of
Section 3(c). Notwithstanding anything to the contrary in this Section 3, neither Blue nor any Subsidiary of Blue may Transfer, or permit any pledgee or mortgagee of Blue or any Subsidiary of Blue to Transfer, any Solid Shares to any entity listed on Annex I hereto (a "Prohibited Transferee").



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                  (c) Sale of Shares. In the event that, at any time after the
Lock-Up Period, Blue desires to Transfer all or any portion of its Solid Shares (other than in accordance with Section 3(a)) (including, in the context of an offre publique de vente or a private placement with unidentified purchasers, to any underwriter or underwriters) for a fixed price in cash, then Blue shall first offer or cause to be offered such stock for sale to Lion at a price and on terms which Blue is prepared to accept, in accordance with the following provisions:

                           (i) Blue shall give notice in writing to Lion indicating the number of Solid Shares Blue desires to Transfer and specifying the price and terms which it is prepared to accept and irrevocably offering such Solid Shares to Lion or any Person designated by Lion.

                           (ii) Within 30 days from the receipt of such notice, Lion shall deliver a written notice to Blue stating whether Lion or its designee accepts such offer. If Lion fails to deliver such notice within such 30-day period, Lion shall be deemed conclusively not to accept such offer.

                           (iii) In the event that, within 30 days from the receipt of the notice of Blue referred to in Section 3(c)(i), Lion delivers a written notice to Blue to the effect that Lion accepts such offer, delivery of such notice shall constitute an agreement binding on Blue and Lion to sell and to purchase (or to cause Lion's designee to purchase, as the case may be), respectively, all of the Solid Shares offered by Blue, subject to receipt of any required regulatory approvals, at the price and upon the terms stated in the offer of Blue.

                           (iv) If Lion fails to accept the offer of Blue within such 30-day period specified in Section 3(c)(ii), Blue shall be free for a period of 90 days from the date of the notification to Lion under
         Section 3(c)(i) to Transfer such Solid Shares to a third-party purchaser or third-party purchasers at a price not less than the price at which, and on terms no more favorable than, such Solid Shares were offered to Lion as provided in the notice to Lion and, upon such Transfer, such Solid Shares shall cease to be subject to the terms of this Shareholders Agreement.

                           (v) In the event that Blue (or its Subsidiary) does not complete the Transfer contemplated by the foregoing Section 3(c)(iv) above within a period of 90 days from the date of the notification to Lion under Section 3(c)(i) of its desire to sell Solid Shares, all the provisions of this Section 3(c), including the notice and offer provisions of Section 3(c)(i), (ii) and (iii), shall apply to any proposed Transfer of such Solid Shares, other than as provided under Section 3(a).


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                           (vi) Any purchase of Blue's Solid Shares by Lion
         pursuant to Section 3(c)(iii) shall be completed in any manner permitted by then applicable French law and regulations upon payment of the purchase price to Blue (provided that Blue or its Subsidiary, as the case may be, shall have delivered good title to such Solid Shares free of all encumbrances in the manner provided for by then applicable French law).

                           (vii) In the event that Blue desires to Transfer all or any portion of its Solid Shares (other than in accordance to Section 3(a)) for consideration other than a fixed price in cash, Lion shall retain, at Blue's expense, a financial advisor independent of both Lion and Blue to value such proposed consideration, Blue shall supply to Lion and its financial advisors all information requested by them in connection with such valuation, and Lion shall have the right to accept Blue's offer to purchase such Solid Shares at the cash equivalent of such consideration within 60 days from the receipt of the notice referred to in Section 3 (c)(i). Such offer and purchase shall otherwise be governed by the provisions of this Section 3(c).

                  (d) Significant Matter; Other Matter. In the event that on two separate occasions within any 12 month period during the duration of this Agreement, (i) the Blue designee to the Strategic Committee shall have voted against adoption of a proposal with respect to a Significant Matter at the meeting of the Strategic Committee following the Consultation Period with respect to such Significant Matter and (ii) such Significant Matter shall have been approved by a meeting of the Board at which all Blue Nominees present or represented voted against approval of such Significant Matter (such vote by the Board being a "Triggering Event") then Blue (or any Subsidiary thereof, as the case may be) may sell all, but not less than all, of its Solid Shares to any Person other than a Prohibited Transferee in accordance with the provisions of
Section 3(c) (subject to Lion's right to purchase such Solid Shares in accordance with Section 3(c) by giving written notice to Lion within 10 days of such Triggering Event). In the event Blue has exercised its right pursuant to the immediately preceding sentence and at the end of the 90-day period provided under Section 3(c)(iv) Blue has not sold its Solid Shares, Blue shall have the right for a period of 30 days to put all, but not less than all, of its Solid Shares to Lion at a price of 99% of the Market Value on the date of the Triggering Event and, if at the end of such 30-day period Blue has not exercised such put right, Lion shall have a right for a period of 30 days to call all, but not less than all, of such Solid Shares at a price of 101% of the Market Value on the date of the Triggering Event. In the event that Blue does not transfer its Solid Shares pursuant to the right of first offer, put or call provisions of this Section 3(d), all provisions of this Shareholders Agreement (including
Section 3(d) in the event of disagreements with respect to two additional Significant Matters) shall continue to apply.


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                  In the event that during the duration of this Agreement, (i)
the Blue designee to the Strategic Committee shall have voted against adoption of a proposal with respect to an Other Matter at the meeting of the Strategic Committee following the Consultation Period with respect to such Other Matter and (ii) such Other Matter shall have been approved by a meeting of the Board (at which all Blue Nominees present or represented voted against approval of such Other Matter) then Blue (or any Subsidiary thereof, as the case may be) may sell all, but not less than all, of its Solid Shares to any Person other than a Prohibited Transferee in accordance with the provisions of Section 3(c) by giving written notice to Lion within 10 days of such meeting of the Board (subject to Lion's right to purchase such Solid Shares in accordance with Section 3(c)). In the event that Blue does not transfer its Solid Shares pursuant to the right of first offer provisions of this Section 3(d) within 90 days of such notice, all provisions of this Shareholders Agreement (including
Section 3(d)) shall continue to apply.

                  The Principals agree that neither they nor any of their respective Affiliates shall effect purchases of Solid Shares during the 20 trading days prior to any date upon which Market Value is determined pursuant to this Shareholders Agreement.

                  (e) Change in Control. In the event of a Change in Control of Blue, Lion shall have the option either (i) to call from Blue (or its Subsidiaries, as the case may be) all, but not less than all, of Blue's Solid Shares at a price equal to 101% of the Market Value of such Solid Shares as of the date of such Change in Control by giving written notice to Blue at any time prior to the 30th day following receipt by Lion of written notice from Blue of such Change in Control or (ii) to terminate this Shareholders Agreement by giving written notice to Blue at any time prior to the 30th day following receipt by Lion of written notice from Blue of such Change in Control.

                  In the event of a Change in Control of Lion, the Lock-Up Period shall immediately terminate.

                  A "Change in Control" shall be deemed to have occurred as to Blue or Lion if any Person is or becomes the owner, directly or indirectly, of more than 30% of the total voting power of all shareholders or other equity holders of Blue or Lion, as the case may be, entitled to vote generally in the election of directors of Blue or Lion, as the case may be, provided, however, that a Change in Control shall be deemed not to have occurred with respect to Blue if Lion has approved the acquisition by such Person in writing in advance of the acquisition and that a Change in Control shall be deemed not to have occurred with respect to Lion if Blue has approved the acquisition by such Person in writing in advance of the acquisition.



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                  (f) Pledge of Solid Shares. The provisions of Section 3(b) and
3(c) shall be deemed not to apply to any pledge or mortgage by Blue or any Subsidiary thereof of the Solid Shares owned or held by it if such pledge or mortgage is required or provided for under the terms of any mortgage, trust, indenture or other agreement which provides that any Transfer of Solid Shares by the pledgee or mortgagee shall be governed by the provisions of Sections 3(b) and 3(c) of this Shareholders Agreement.

                  (g) Acquisitions of Solid, Lion and Blue Shares. At any time this Shareholders Agreement is in effect, Blue agrees that none of Blue, any of its Affiliates, or any group of which Blue or any such Affiliate is a member, will acquire ownership (i.e., voting rights, economic rights or other rights) of any Solid Shares (or securities convertible into or exercisable for Solid Shares) except for (x) the acquisition of Solid Shares (provided that Blue has not breached its obligations under this Shareholders Agreement) which would not, after giving effect to such acquisition, result in ownership (i.e., voting rights, economic rights or other rights) of Solid Shares representing more than 25% of the outstanding Solid Shares or 30% of the voting rights in respect of the outstanding Solid Shares or (y) pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction made available to holders of Solid Shares generally; provided that any such Solid Shares shall be subject to the restrictions of this Shareholders Agreement. In the event that Blue directly or indirectly owns or acquires any Solid Shares in violation of this Shareholders Agreement, such Solid Shares shall immediately be disposed of to Persons who are not Affiliates of Blue (but only in compliance with the provisions of this Shareholders Agreement relating to Transfers of Solid Shares); provided, however, that Lion may also pursue any other available remedy to which it may be entitled as a result of such violation. At any time this Shareholders Agreement is in effect, Blue will give Solid reasonable prior notice of any acquisition of Solid Shares by Blue, any of its Affiliates or any group of which Blue or any such Affiliate is a member.

                  At any time this Shareholders Agreement is in effect, Blue agrees that none of Blue or any of its Affiliates, or any group of which Blue or any such Affiliate is a member, will acquire ownership (i.e., voting rights, economic rights or other rights) of any shares of Lion's ordinary shares, par value FF 60 per share (or securities convertible into or exercisable for Lion ordinary shares). In the event that Blue owns or acquires any Lion ordinary shares in violation of this Shareholders Agreement, such Lion ordinary shares shall immediately be disposed of in an orderly fashion to Persons who are not Affiliates of Blue and who will not, to the knowledge of Blue, after such disposition, own more than 5% of the outstanding Lion ordinary shares, provided that such 5% limitation shall not apply to transfers to investment funds, mutual funds and other similar types of passive investors; provided, further however, that Lion may also pursue any other available remedy to which it may be entitled as a result of such violation. At any time this Shareholders Agreement is in effect, Blue will give Solid reasonable prior notice of any acquisition of Lion ordinary shares by Blue, any of its Affiliates or any group of which Blue or any such Affiliate is a member.

                  At any time this Shareholders Agreement is in effect, Lion agrees that none of Lion, Solid, any of their Affiliates, or any group of which Lion, Solid or any such Affiliate is a member, will acquire ownership (i.e., voting rights, economic rights or other rights) of any shares of Blue's Common Stock, par value $0.162/3 per share (or securities convertible into or exercisable for Blue Common Stock) except for (x) the acquisition of Blue Common Stock (provided that Lion has not breached its obligations under this Shareholders Agreement) which would not, after giving effect to such acquisition, result in ownership (i.e., voting rights, economic rights or other rights) of Blue Common Stock representing more than 10% of the outstanding Blue Common Stock or (y) pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction made available to holders of Blue Common Stock. In the event that Lion beneficially owns or acquires any Blue Common Stock in violation of this Shareholders Agreement, such Blue Common Stock shall immediately be disposed of in an orderly fashion to Persons who are not Affiliates of Lion or Solid and who will not, to the knowledge of Lion or Solid, after such disposition, own more than 5% of the outstanding Blue Common Stock, provided that such 5% limitation shall not apply to transfers to investment funds, mutual funds and other similar types of passive investors; provided, further however, that Blue may also pursue any other available remedy to which it may be entitled as a result of such violation. At any time this Shareholders Agreement is in effect, Lion and Solid will give Blue reasonable prior notice of any acquisition of Blue's Common Stock by Lion, Solid, any of their Affiliates, or any group of which Lion, Solid or any such Affiliate is a member.

                  (h) Other than with respect to a Transfer in accordance with
Section 3(a), the rights of Blue under this Shareholders Agreement shall not be transferable and shall terminate with respect to any Solid Shares Transferred by Blue. Any Solid Shares Transferred by Blue in accordance with the provisions of
Section 3 shall be free of any restrictions under this Shareholders Agreement.

         4. RESOLUTION OF DISPUTES. Any dispute between the Principals arising out of this Shareholders Agreement, whether as to this Shareholders Agreement's construction, interpretation or enforceability or as to any Principal's breach or alleged breach of any provision of this Shareholders Agreement, shall be submitted to final and binding arbitration in accordance with the following procedures:

                           (a) Either Principal may demand such arbitration by giving written notice of that demand to the other Principal. Any such arbitration shall be before a panel of three arbitrators, one selected by each Principal and the third

         (who shall serve as chairman of the tribunal) selected by the agreement of each of the two arbitrators selected by the Principals in the manner set forth in Section 4(b). The notice pursuant to this Section 4(a) shall state (x) the matter in controversy and (y) the name of the arbitrator selected by the Principal giving the notice.

                           (b) Not more than 15 days after notice is given pursuant to Section 4(a), the other Principal shall give written notice to the Principal who demanded arbitration of the name of an arbitrator selected by the other Principal. If the other Principal shall fail to give such notice within such 15 day period, a second arbitrator shall be selected in accordance with the Arbitration Rules of the International Chamber of Commerce (the "Arbitration Rules"). Not more than 30 days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to select a third arbitrator within such 30 day period, the third arbitrator shall be named pursuant to the Arbitration Rules.
         All arbitrators shall be fluent in English and French.

                           (c) The dispute shall be arbitrated at a hearing to be conducted in French, although documents may be submitted in English or French. The arbitration shall take place in Geneva or such other place as the Principals agree and shall be concluded as soon as practicable in accordance with the Arbitration Rules. Any award, which may be made by a majority of the arbitrators, shall be made as soon as possible following the conclusion of the arbitration and shall be conclusive and binding on the parties and may be entered as a judgment of any court having jurisdiction.

                           (d) Each Principal shall bear half the arbitrators' fees and expenses and administrative expenses of the arbitration and its own legal and other costs.

The agreement of the Principals contained in the foregoing provisions of Section 4 shall be a complete defense to any action, suit or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute between the Principals arising out of this Shareholders Agreement.

         5. SALES BY LION. (a) Lion will not reduce its ownership of Solid Shares to less than 40% of the outstanding Solid Shares voting rights unless Lion receives a written opinion of a nationally recognized French law firm in form and substance satisfactory to Blue, and delivers a copy of such opinion to Blue, to the effect that Lion and Blue will not be obligated to launch a tender offer for all of the outstanding Solid Shares as a result of such reduction in ownership. The parties agree that the provisions of this
Section 5(a) are in addition to, and do not negate, the rights provided to Blue under the agreements executed in connection with the transactions contemplated by this Shareholders Agreement.

         6. In the event that Market Value is being determined at any time when less then 20% of the outstanding Solid Shares are held by Persons other than Blue and Lion and other than Persons who hold in excess of 5% of the Solid Shares (other than investment funds, mutual funds and institutional investors), Market Value shall be determined as follows:

                  Blue shall designate and appoint an investment bank to participate in establishing Market Value. Within 15 days after written notice of the identity of such investment bank by Blue is given, Lion shall appoint an investment bank to participate in establishing Market Value. Using generally accepted valuation techniques and investment banking methodology, such investment banks as so appointed shall endeavor to agree upon the Market Value of the subject Solid Shares and shall, within 30 days following the engagement of the second such investment bank, each deliver to the other in writing the amount arrived at as representing its opinion as to Market Value. If such amounts are the same (an "agreed value") or one of them shall be no less than 90 percent of the other, then the Market Value shall be the agreed value or the arithmetic mean of the two. If the two investment banks are unable to agree within 30 days after the appointment of its investment bank by Lion or if one of the amounts proposed by one of such two investment banks shall be less than 90 percent of the other, then such Market Value shall be established by a third investment bank appointed by the two investment banks named by the Principals or, failing such appointment by such investment banks within five days after the expiry of their 30-day period of effort, then by the President of the Paris Commercial Court. Such third investment bank shall be instructed to establish such Market Value (which shall not be greater than the larger of the two estimates nor less than the lesser of the two estimates), using generally accepted valuation techniques and investment banking methodology, as soon as possible and shall, upon completion of its task, so notify the Principals.

         7. AMENDMENT. This Shareholders Agreement may not be amended except by a written instrument signed on behalf of each of the Principals.

         8. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally or by facsimile transmission and shall be deemed given when received at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

                  (a) If to Blue: 757 North Eldridge, P.O. Box 3151 (77253) Houston, Texas 77079, Attention: Gerald K. Burger (facsimile transmission number: (281) 870- 7825); with a copy (which shall not constitute notice) to Rufus Wallingford (facsimile transmission number: (281) 870-7825).

                  (b) If to Lion: 1, Rue d' Astorg 75008 Paris, France,
Attention: Le President du Directoire (facsimile transmission number: (331) 40.06.66.66); with copies (which shall not constitute notice) to Le Directeur Juridique (facsimile transmission number: (331) 40.06.64.77) and Sullivan & Cromwell, Attention: Richard A. Pollack (facsimile transmission number:
212-558-3588).

         9. SEVERABILITY. Any term or provision of this Shareholders Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholders Agreement or affecting the validity or enforceability of any of the terms or provisions of this Shareholders Agreement in any other jurisdiction. If any provision of this Shareholders Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         10. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Shareholders Agreement (together with the documents and instruments delivered by the parties in connection with this Shareholders Agreement or specifically contemplated hereby) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) is agreed to in English and shall be read and interpreted according thereto notwithstanding any translation hereof for the convenience of the parties into French; and (c) is solely for the benefit of the Principals hereto and, other than as provided herein, their respective successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder.

         11. APPLICABLE LAW. THIS SHAREHOLDERS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETA TION AND EFFECT, BY THE LAWS OF FRANCE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         12. ASSIGNMENT. Neither this Shareholders Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Principal except as contemplated hereby without the prior written consent of the other Principals. Subject to the preceding sentence, this Shareholders Agreement will be binding upon, inure to the benefit of and be enforceable by the Principals and their respective successors and permitted assigns.

         13. WAIVERS. Either Principal hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Principal and (b) waive performance of any of the covenants or agreements contained herein. Any agreement on the part of a Principal to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Principal. Except as specifically and explicitly provided in this Shareholders Agreement, no action taken pursuant to this Shareholders Agreement shall be deemed to constitute a waiver by the Principal taking such action of compliance with any covenants or agreements contained in this Shareholders Agreement. The waiver by any Principal of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         14. This Shareholders Agreement shall terminate and expire at the later of (i) the fifth anniversary of the Share Closing Date and (ii) the date on which Blue owns less than 5% of the outstanding Solid Shares.

                                             SUEZ LYONNAISE DES EAUX S.A.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:


                                             BROWNING-FERRIS INDUSTRIES, INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

Witnessed, as of the date hereof:

SITA S.A.


By:
   --------------------------------
   Name:
   Title:

                                     ANNEX I

- Generale des Eaux

- Waste Management

- Bouygues

- Tredi-EMC

- FCC

- Caisse des Depots et Consignations

- EDF

- RWE

- VEW

- Rethmann

- Any affiliate of any of the foregoing entities.